Exhibit 99.7

ITEM 1--BUSINESS--THE COMPANY--EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES OF THE COMPANY
(from the Annual Report on Form 10-K of CarrAmerica Realty Corporation for the year ended December 31, 1998)

     As of March 15, 1999, the Company's executive officers and key employees (including certain executive officers and key employees of OmniOffices, CarrAmerica Development and other affiliates of the Company) were as follows:

     Kent C. Gregory, 48, has been the Company's Managing Director--National Services since July 1997. Prior to that time, Mr. Gregory had been employed by Opus, a real estate services company, since 1991, serving as Senior Vice President of National Accounts. He holds a Masters in Business Administration from Pace University and a Bachelor of Arts degree in Business Administration from St. Thomas University. Mr. Gregory is a member of management's Operating Committee and Investment Committee.

     Philip L. Hawkins, 43, has been the Company's Chief Operating Officer since October 1998. Prior to that time Mr. Hawkins served as the Company's Managing Director--Asset Management since February 1996. Prior to that time, Mr. Hawkins had been employed by LaSalle Partners Limited, a real estate services company, since 1982, serving as Executive Vice President, Eastern Division, Asset Management Group since 1995, Senior Vice President, Northeast Region, Asset Management Group from 1990 to 1994, and in other asset management positions prior to that time. Mr. Hawkins also was a director of LaSalle Partners Limited. He holds a Masters in Business Administration from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College. Mr. Hawkins is a member of management's Operating Committee and Investment Committee. Mr. Hawkins serves as a director and officer of certain subsidiaries and affiliates of the Company, including as a director of OmniOffices.

     Richard F. Katchuk, 52, has been the Company's Chief Financial Officer since February 1999. Prior to that time, Mr. Katchuk served as Chief Financial Officer and Corporate Executive Vice President of Crestar Financial Corporation since 1995. Prior to joining Crestar Financial Corporation, Mr. Katchuk was with Banc One, serving as a Senior Vice President Corporate Finance from 1988 to 1995. Mr. Katchuk holds a Bachelor of Arts degree in Economics from Hobart & William Smith Colleges. Mr. Katchuk is a member of management's Operating Committee and Investment Committee.

     Linda A. Madrid, 39, has been the Company's Managing Director, General Counsel and Corporate Secretary since November 1998. Ms. Madrid had served as the Company's Senior Vice President and General Counsel since March 1998. Prior to that time, Ms. Madrid had been Senior Vice President, Managing Director of Legal Affairs and Corporate Secretary of Riggs National Corporation/Riggs Bank N.A. since February 1996 and Vice President and Litigation Manager from September 1993 to January 1996. Prior to that time, Ms. Madrid practiced law in several law firms in Washington, D.C. and served as Assistant General Counsel for Amtrak. Ms. Madrid holds a J.D. from Georgetown University Law Center and a Bachelor of Arts degree from Arizona State University. Ms. Madrid is a member of management's Operating Committee.

     Paul R. Adkins, 40, has been the Company's Senior Vice President, Market Officer for Washington, D.C. since August 1996. Mr. Adkins has been with the Company for over 17 years, including serving as Vice President of Acquisitions from May 1994 to August 1996. Prior to that, Mr. Adkins served in a variety of other capacities with the Company, with over 12 years in commercial real estate leasing. Mr. Adkins is a member of the District of Columbia's Building Industry Association and Northern Virginia's National Association of Industrial and Office Parks. Mr. Adkins holds a Bachelor of Arts degree in Economics from Bucknell University.

     Steven N. Bralower, 50, has been Executive Vice President of Carr Real Estate Services, Inc. ('Carr Services, Inc.'), an affiliate of the Company that conducts management and leasing operations since January 1999, and Senior Vice President of Carr Realty, L.P., a subsidiary of the Company, since May 1996. Mr. Bralower was Senior Vice President of Carr Services, Inc. from 1993 to May 1996. Mr. Bralower is a member of the Greater Washington Commercial Association of Realtors. Mr. Bralower has been a member of the Georgetown University Law Center adjunct faculty since 1987. Mr. Bralower holds a Bachelor of Arts degree from Kenyon College.

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     Robert L. Brumm, 47, has been a Senior Vice President of the Company since
February 1998. Prior to that Mr. Brumm had been Vice President, Human Resources and Administration of the Company since May 1996. From 1993 to 1996, Mr. Brumm held the same position with Carr Services, Inc. He is responsible for managing the Human Resources, Risk Management, Training, and Office Management functions. He has over 20 years of experience, including eight years with Mark Controls Corporation and five years with the real estate division of Philip Morris, Inc. Mr. Brumm received his Bachelors degree from California State University at Long Beach.

     Robert O. Carr, 49, has been President of Carr Urban Development, Inc., a subsidiary of CarrAmerica Development, since June 1998, and Chairman of the Board of Directors of Carr Services, Inc., since February 1993. Mr. Carr served as a director of the Company from 1993 until 1997 and as President of Carr Services, Inc. from 1993 to 1998. Mr. Carr is a director of The Oliver Carr Company and, from 1987 until February 1993, served as its President and Chief Executive Officer. Mr. Carr is a member of the Boards of Directors for the Greater Washington Research Center, the Corcoran School of Art and the National Cathedral School for Girls. Mr. Carr is also a member of the Greater Washington Board of Trade, the Urban Land Institute and the D.C. Chamber of Commerce. Mr. Carr holds a Bachelor of Arts degree from Trinity College. Mr. Carr is the son of Oliver T. Carr, Jr. and the brother of Thomas A. Carr.

     Clete Casper, 39, has been the Company's Vice President, Market Officer for Seattle since July 1996. Mr. Casper has over 10 years of experience in real estate and marketing. Mr. Casper's most recent experience includes one year as a Senior Associate with CB Commercial Real Estate Group Inc., Seattle, Washington. Prior to that, Mr. Casper was with Sabey Corporation in Seattle, Washington, serving as Development Manager for four years and a Marketing Associate for five years. Mr. Casper is a graduate of Washington State University.

     John J. Donovan, Jr., 55, has been President of Carr Services, Inc., since January 1999. Prior to that time, Mr. Donovan served as Senior Vice President of Carr Services, Inc. from 1993 to 1998. He is a member of the Advisory Board for Jubilee Enterprise of Greater Washington, the Economic Club of Washington, the Greater Washington Board of Trade and the Greater Washington Commercial Association of Realtors. Mr. Donovan holds a Bachelor of Arts degree from Georgetown University.

     Karen B. Dorigan, 34, has been a Senior Vice President of the Company since May 1997. Prior to that, Ms. Dorigan was the Company's Vice President--Land Due Diligence since January 1996. Prior to that time, Ms. Dorigan served for more than nine years in a variety of capacities in the development business of The Oliver Carr Company, including from February 1993 to January 1996 as a Vice President. She is a past member of the Northern Virginia Building Industry Association's Arlington Chapter Council. Ms. Dorigan holds a Bachelor of Science degree in Economics from the University of Pennsylvania, Wharton School.

     J. Thad Ellis, 38, has been the Company's Vice President, Market Officer for Atlanta since November 1996. Mr. Ellis has over 15 years of experience in real estate. Mr. Ellis' most recent experience includes 10 years with Peterson Properties, where his primary responsibility was to oversee and coordinate leasing and property management for the management services portfolio. Mr. Ellis is a graduate of Washington & Lee University and is involved with the National Association of Industrial and Office Parks and Atlanta's Chamber of Commerce and is on the Advisory Board of Black's Guide.

     Richard W. Greninger, 47, has been Senior VicePresident--Operations of the Company since January 1998. Prior to that, Mr. Greninger had been the Senior Vice President of Carr Services, Inc. since March 1995. Prior to that time, he had been Vice President of Carr Services, Inc. since February 1993. During 1994, Mr. Greninger served as President of the Greater Washington Apartment and Office Building Association. Mr. Greninger has served as a director of both the Institute of Real Estate Management and the Building Owners and Managers Association. Mr. Greninger holds a Masters in Business Administration from the University of Cincinnati and a Bachelor of Science degree from Ohio State University.

     Gary M. Kusin, 47, has been President and Chief Executive Officer of OmniOffices since September 1998. Prior to that time, Mr. Kusin was co-founder and Chairman of Laura Mercier Cosmetics. Prior to his launch of Laura Mercier Cosmetics, Mr. Kusin was co-founder and President of Babbage's, Inc., a computer software and video game retailing business. Mr. Kusin holds a Masters in Business Administration degree from Harvard Business School and a Bachelor of Arts degree from the University of Texas at Austin.

     Austin W. Lehr, 37, has been the Company's Vice President, Market Officer for Denver since July 1996. Mr. Lehr has over 14 years of experience in real estate management, marketing, and development. Mr. Lehr's

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most recent experience includes four years as a Vice President with Southwest
Value Partners and Affiliates in Phoenix, Arizona. Prior to that, Mr. Lehr spent four years with Draper and Kramer, lncorporated in Washington, D.C. as the Director of Development and Marketing. Mr. Lehr is a Director of the Chapter of NAIOP, a Director for Brokers for Battered Kids and a guest lecturer at University of Colorado's Real Estate Center. Mr. Lehr holds a Masters of Management degree from Northwestern University and a Bachelor of Arts degree from Williams College.

     Dwight L. Merriman, 38, has been the Company's Senior Vice President, Market Officer for Southern California since 1996. Mr. Merriman has over 15 years of experience in real estate, operations, acquisitions, construction, marketing and development. From 1995 to 1996 Mr. Merriman served as Vice President with Security Capital Pacific Trust (an affiliate of SC-USREALTY) in Irvine, California. Prior to that, Mr. Merriman spent 11 years with Overton, Moore in Los Angeles, serving as the regional development and operating partner for Orange County and Riverside County in the Southern California Market. Mr. Merriman holds a Masters in Business Administration from the University of California at Los Angeles and a Bachelors degree from the University of Southern California.

     Robert M. Milkovich, 39, has been the Company's Vice President, Market Officer for Phoenix, Arizona since January 1998. Mr. Milkovich has over 14 years of experience in real estate leasing. Mr. Milkovich's most recent experience includes five years as the Assistant Vice President of leasing for Carr Services, Inc. Mr. Milkovich holds a Bachelor of Science in Business Administration from the University of Maryland.

     Gerald J. O'Malley, 55, has been the Company's Vice President, Market Officer for Chicago since July 1996. Mr. O'MalIey has over 32 years of experience in real estate marketing. Mr. O'Malley's most recent experience includes 10 years as founder and President of G. J. O'MaIIey & Company, a real estate office leasing company. Mr. O'Malley holds a Bachelors of Business Administration degree from Loyola University.

     Jeffrey S. Pace, 36, has been the Company's Vice President, Market Officer for Austin, Texas since May 1997. Mr. Pace has over 14 years of experience in real estate marketing. Mr. Pace's most recent experience was with Trammell Crow Company, where he served as Marketing Director. Prior to that time, Mr. Pace held the position of Marketing Representative in the Dallas and Austin markets for Carlisle Property Company, Stockton, Luedmann, French & West and Trammell Crow Company from 1985 to 1997. Mr. Pace holds a Masters of Business Administration from the University of Texas at Arlington and a Bachelor of Science from the University of Texas at Austin.

     James D. Peterson, 51, has been the Company's Vice President, Market Officer for Florida since November 1996. Mr. Peterson has over 25 years of experience in the real estate field. From 1993 to October 1996 Mr. Peterson served as Vice President of Peterson Properties with responsibility for property operations in Florida. Mr. Peterson is involved with the National Association of Industrial and Office Parks and is a member of Boca Raton's Chamber of Commerce. Mr. Peterson holds a Masters in Business Administration from University of Texas at Austin and a Bachelor of Science degree in Economics from University of North Carolina at Chapel Hill.

     William H. Vanderstraaten, 38, has been the Company's Vice President, Market Officer for Dallas since April 1997. Mr. Vanderstraaten has over 16 years of experience in real estate development and leasing fields. Mr. Vanderstraaten's most recent experience prior to working for the Company includes eight years as Vice President--New Development for Harwood Pacific Corporation in Dallas, Texas, where his primary responsibilities were directing large scale development projects and coordinating leasing efforts for portfolios. Mr. Vanderstraaten holds a Bachelor of Science degree in Business Administration from Southern Methodist University.

     Debra A. Volpicelli, 34, has been the Company's Treasurer and Controller since May 1995. Prior to that time, Ms. Volpicelli had been the Company's Tax Manager since February 1993. Ms. Volpicelli holds a Bachelor of Science degree in Business Administration from Georgetown University and is a Certified Public Accountant.

     Joseph D. Wallace, 35, has been the Chief Financial Officer of OmniOffices since January 1999. Prior to that time Mr. Wallace served as the Executive Vice President of OmniOffices since October 1997. Prior to that time, Mr. Wallace had served as the Company's Vice President--Building Due Diligence since January 1996 and was responsible for supervising building acquisition due diligence. Prior to that time, Mr. Wallace had been the Company's Vice President of Asset Management since February 1993. Mr. Wallace holds a Bachelor of Science degree in Commerce from University of Virginia.

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